Exhibit 5.1
K&L Gates LLP
1900 Main Street
Suite 600
Irvine, CA 92614
949-253-0900

May 14, 2012

Aeolus Pharmaceuticals, Inc.
26361 Crown Valley Parkway, Suite 150
Mission Viejo, California 92691

Re:           Aeolus Pharmaceuticals, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”), with respect to the offering for resale from time to time by certain stockholders of the Company named in the Registration Statement (the “Selling Stockholders”) of 88,714,577shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of Aeolus Pharmaceuticals, Inc., a Delaware corporation (the “Company”).  The Shares include (i) 27,914,452 shares issued to the Selling Stockholders (the “Issued Shares”) and (ii) up to 60,800,125  shares of Common Stock issuable upon the exercise of warrants issued by the Company to the Selling Stockholders (the “Warrants,” and the shares of Common Stock issuable upon exercise of the Warrants, the “Warrant Shares”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus contained therein, other than as expressly stated herein with respect to the issue of the Shares.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined (i) the Registration Statement, (ii) the Company’s Amended and Restated Certificate of Incorporation, as amended, (iii) the Company’s Amended and Restated Bylaws and (iv) the corporate action of the Company that provided for the issuance of the Issued Shares and the Warrant Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that (i) the Issued Shares have been duly authorized for issuance by the Company and validly issued, and are fully paid and nonassessable and (ii) the Warrant Shares have been duly authorized and reserved for issuance, and, when issued and paid for in accordance with the exercise provisions of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters.”  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

     Yours truly,

/s/ K&L Gates LLP